Exhibit 99.B(d)(1)(D)(i)

April 28, 2008

Mr. Todd Modic

Directed Services, LLC

1475 Dunwoody Drive

West Chester, PA 19380

Dear Mr. Modic:

Pursuant to the Amended and Restated Investment Management Agreement dated January 1, 2007 between ING Investors Trust and Directed Services, LLC (the “Agreement”), we hereby notify you of our intention to retain you as Manager to render investment advisory services to ING Goldman Sachs Commodity Strategy Portfolio and ING Multi-Manager International Small Cap Portfolio (the “Portfolios”), effective April 28, 2008.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolios to the Amended Schedule A of the Agreement. A form of the Amended Schedule A, which indicates the annual investment management fees for the Portfolios, is attached hereto.

Additionally, the Amended Schedule A has also been updated to reflect the name change of ING FMRSM Large Cap Growth Portfolio to ING Van Kampen Large Cap Growth Portfolio.

Please signify your acceptance to act as Manager under the Agreement with respect to the Portfolios by signing below.

Very sincerely,

/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Investors Trust

ACCEPTED AND AGREED TO:
Directed Services, LLC

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Vice President, Duly Authorized

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Investors Trust
Scottsdale, AZ 85258-2034	Fax: 480-477-2700
www.ingfunds.com

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED
INVESTMENT MANAGEMENT AGREEMENT

between

ING INVESTORS TRUST

and

DIRECTED SERVICES, LLC

Series	Effective Date	Annual Investment Management Fee
(as a percentage of average daily net assets)

ING BlackRock Inflation Protected Bond Portfolio		0.450% on first $200 million;
0.400% on next $800 million; and
0.300% on assets over $1 billion

ING Focus 5 Portfolio		0.32% on all assets

ING Van Kampen Large Cap Growth Portfolio		0.580% on first $500 million;
(formerly, ING FMRSM Large Cap Growth Portfolio)		0.570% on next $250 million; and 0.520% on assets over $750 million

ING Franklin Income Portfolio		0.65% on the first $500 million; and
0.60% on assets over $500 million

ING Franklin Templeton Founding Strategy Portfolio		0.00%

ING Goldman Sachs Commodity Strategy Portfolio	April 28, 2008	0.70% on the first $1 billion; and
0.65% on assets over $1 billion

ING JPMorgan Value Opportunities Portfolio		0.400% on first $21 billion;
0.390% on next $5 billion; and
0.380% on assets over $26 billion

ING Marsico International Opportunities Portfolio		0.540% on first $21 billion; and
0.530% on assets over $21 billion

Series	Effective Date	Annual Investment Management Fee
(as a percentage of average daily net assets)

ING MFS Utilities Portfolio		0.600% on first $1 billion;
0.550% on next $500 million;
0.500% on next $5 billion;
0.470% on next $5 billion;
0.450% on next $5 billion;
0.440% on next $5 billion; and
0.430% on assets over $21.5 billion

ING Multi-Manager International Small Cap Portfolio	April 28, 2008	1.00% on the first $1 billion; and 0.97% on assets over $1 billion

ING Pioneer Equity Income Portfolio		0.65% on first $500 million; and
0.60% on assets over $500 million

ING Wells Fargo Small Cap Disciplined Portfolio		0.77% on first $500 million;
0.70% on next $500 million;
0.65% on next $500 million;
0.60% on next $5 billion; and
0.53% on assets over $6.5 billion